September 28, 1998

        Immediately

        David A. Fausch, Corporate Public Relations (617) 421-
        7765
        Everett R. Howe, Corporate Investor Relations (617)
        421-7750



Gillette Announces Reorganization;
Expects Lower Third Quarter Profits


Boston, MA . The Gillette Company announced today that its
Board of Directors has approved a reorganization that includes a new management structure, a consolidation of commercial and administrative operations, and a realignment of worldwide manufacturing operations, resulting in the closure of a number of factories.

The new management structure will strengthen the Company's well-established global business management focus for each of the six core business categories. These six business management units will continue to be responsible for global product line strategies, consumer marketing, and research and development. The new organization will now align manufacturing and technical support operations under each core business category on a global basis. These changes will allow the Company to more effectively leverage its resources and respond to changing business conditions.

The six global business management units will be organized under two executive vice presidents.

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Edward F. DeGraan, 55, who currently is executive vice
president of the
Duracell North Atlantic Group, will lead three business management units - blades and razors, toiletries, and batteries. Mr. DeGraan, in a previous position, was Senior
Vice President, Manufacturing and Technical Operations,
Gillette North Atlantic Group.

Archibald Livis, 59, recently named executive vice president for the Diversified Group, which includes Braun, Oral-B and Stationery Products, will lead those business management units. Mr. Livis is former chairman of Braun AG.

The consolidation of the Company's commercial operations will result in five geographic groups organized under two executive vice presidents. These groups consist of North America, Europe, Asia Pacific, Latin America and AMEE
(Africa, Middle East and Eastern Europe).

These groups will sell the Company's entire product line
within their geographies.   The commercial focus of these
groups will allow the Company to better meet trade customer needs geographically, while at the same time improve the Company's ability to more effectively serve global trade accounts.

Today, for example, in North America there are distinct selling organizations for grooming products, batteries, Oral-B, stationery and Braun, each containing its own administrative support function. The five new commercial operations groups will be serviced by common administrative support functions within a geography, resulting in greater efficiencies and cost savings.

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Robert King, 52, presently executive vice president of the
Gillette North Atlantic Group, which is responsible for the development and sales of grooming products in North America and Western Europe, will head the commercial operations for the
North American and Latin American groups. Mr. King previously headed the Gillette International Group.

Jorgen Wedel, 50, currently executive vice president of the Gillette International Group, will head commercial operations for the European, Asia Pacific and Africa, Middle
East and Eastern European groups. Mr. Wedel previously headed Oral-B Laboratories.

The four executive vice presidents will continue to report to Michael C. Hawley, President and Chief Operating Officer.

The consolidation and realignment program will be implemented over the next 18 months and will result in the net reduction of approximately 4,700 employees or about 11 percent of the Company's 43,000 employees. The Company plans to close 14 factories and 12 warehouses and to close or consolidate approximately 30 office facilities worldwide.

The new organization structure will be effective January 1, 1999, and the initial stage of the realignment program will
begin in the fourth quarter, 1998.   These actions will
result in a one-time after-tax charge to earnings of approximately $350 million or $.30 per share in the third quarter, 1998. This charge, when combined with the Company's latest operating profit expectations, will result in diluted net income per common share for the third quarter approximating a breakeven.

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"This reorganization, which marks another step toward true
global management of our businesses, will enable us to adapt more quickly to changing global business opportunities and conditions. Importantly, it will also facilitate more responsive global business partnering with our trade customers. In addition, the steps we are taking to become a more cost-effective competitor should enhance our ability to improve shareholder return," said Alfred M. Zeien, chairman and chief executive officer.

This report contains "forward-looking statements" about the Company's prospects and progress. Investors should be aware of factors that could have a negative impact on prospects and the consistency of progress. These include political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the Company's markets; competitive product, advertising, promotional and pricing activity; dependence on the rate of development and the degree of acceptance of new product introductions in the marketplace; and the difficulty of forecasting sales at certain times in certain markets. Any such "forward-looking statements" are also qualified by the detailed comments contained in Item 7, "Cautionary Statement," in the Company's most recent Annual Report on Form 10-K, and under Item 5, "Forward-Looking Statement" or "Cautionary Statement" in the Company's most recent Quarterly Report on Form 10-Q.

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